SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2013

HOPFED BANCORP, INC.

(Exact name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-23667 (Commission File Number)	61-1322555 (I.R.S. Employer Identification No.)

4155 Lafayette Road, Hopkinsville, Kentucky 42240

(Address of Principal Executive Offices)

(270) 885-1171

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the Preferred Stock repurchase, the compensation restrictions set forth in Section 111(b) of Emergency Economic Stabilization Act of 2008 are no longer applicable. Each of the Letter Agreements entered into with the Company’s Senior Executive Officers on December 12, 2008 has been terminated.

The form of Termination of Letter Agreement with the Senior Executive Officers is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01 Other Events

On December 12, 2008, HopFed Bancorp, Inc. (“HopFed”) issued a Warrant to the United States Department of the Treasury (the “Treasury”) in connection with the sale of $18.4 million in Preferred Stock to the Treasury under its Capital Purchase (TARP) Program. As a result of two stock dividends paid since the Warrants were originally issued, the Treasury currently holds a Warrant providing it the right to purchase 253,667 shares of HopFed common stock at a price of $10.88 per share. The Warrant expires on December 18, 2018.

As previously announced on an 8-K dated December 19, 2012, HopFed repurchased all $18.4 million in Preferred Stock from the Treasury. In connection therewith, on January 10, 2013, the Treasury accepted an offer from HopFed to repurchase the Warrant for $256,257. The closing of the Warrant repurchase was completed on January 16, 2013.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1 Form of Termination of Letter Agreement.

Exhibit 10.2 Warrant Repurchase Agreement, dated January 16, 2013, between the Company and the United States Department of the Treasury.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOPFED BANCORP, INC.

Dated: January 17, 2013	By:	/s/ John E. Peck
John E. Peck
President and Chief Executive Officer